Contact: Kleyton Parkhurst, SVP
ePlus inc.
investors@eplus.com
703-984-8150

ePlus Reports Fourth Quarter and Fiscal Year 2013 Results
Earnings Conference Call Scheduled for June 5, 2013

HERNDON, VA – June 4, 2013 – ePlus inc. (Nasdaq NGM: PLUS – news), a leading provider of technology solutions, today announced financial results.  For the fourth quarter of fiscal year 2013, which ended March 31, 2013, total revenues increased 7.9% to $236.3 million compared to $219.0 million in the quarter ended March 31, 2012.  Net earnings increased 99.7% to $7.7 million in the fourth quarter of fiscal year 2013, as compared to $3.9 million in the fourth quarter of the prior year.  Fully diluted earnings per common share increased 97.9% to $0.95 per share compared from $0.48 per share in the same quarter last year.

For the year ended March 31, 2013, total revenue increased 19.1% to $983.1 million, and total costs and expenses increased 17.6% to $924.4 million as compared to the prior year. Net earnings were $34.8 million for the year, or $4.32 per diluted share, an increase of 49.1%, as compared to $23.4 million, or $2.79 per diluted share, during the year ended March 31, 2012.

“We are pleased with the financial results for the year and quarter,” said Phillip G. Norton, Chairman, President and Chief Executive Officer.  “For the year, the percentage increase in earnings was more than twice the percentage increase in revenues.  This demonstrates both strength of our core businesses and strategy, as gross margin increased by twenty basis points, as well as the scalability and efficiency of operations.  For the fourth quarter, which is typically our softest quarter as there are fewer drivers of demand such as customer or vendor fiscal year-ends, revenues increased 7.9% and margins remained strong as compared to the prior year.”

Mr. Norton continued, “Our focus on delivering the advanced technology, complex, multi-vendor solutions which our customers demand has continued to be the right strategy for ePlus.  In particular, our focus on cloud enablement including architecture, design, integration and implementation of advanced public, private, and hybrid clouds, collaboration and mobility, and security solutions, is resonating with customers including cloud providers.  We believe that our solution set and engineering delivery capabilities continue to differentiate ePlus from the competition.”

As of March 31, 2013, the Company had $53.7 million of cash and cash equivalents and short-term investments, as compared to $41.2 million on March 31, 2012.  In December 2012, the Company declared and paid a special cash dividend of $2.50 per common share which utilized $20.1 million in cash.  As of March 31, 2013, the Company had total stockholders’ equity of $238.2 million and 8.1 million shares outstanding, as compared to $219.6 million and 8.0 million shares, respectively, as of March 31, 2012.

Results of Operations – Three Months Ended March 31, 2013
The Company presents its financial results in two segments, the technology and financing segments.  The technology segment sells information technology equipment, software, and related services primarily to corporate customers on a nationwide basis, and also provides Internet-based business-to-business supply chain management solutions for information technology and other operating resources. The financing segment offers lease and other financing solutions to commercial and governmental entities nationwide.

Technology Segment

The results of operations for the technology segment for the three months ended March 31, 2013 and 2012 were as follows (in thousands):

Quarter Ended March 31,

	2013	2012	Change
Sales of product and services	$223,715	$209,823	$13,892	6.6%
Fee and other income	1,996	1,662	334	20.1%
Total revenues	225,711	211,485	14,226	6.7%

Cost of sales, product and services	179,754	172,852	6,902	4.0%
Professional and other fees	2,833	3,669	(836)	(22.8%)
Salaries and benefits	27,621	23,003	4,618	20.1%
General and administrative expenses	4,845	3,996	849	21.2%
Interest and financing costs	19	36	(17)	(47.2%)
Total costs and expenses	215,072	203,556	11,516	5.7%

Segment earnings	$10,639	$7,929	$2,710	34.2%

Gross margin, product and services	19.7%	17.6%

Total revenues.  Total revenues increased 6.7% to $225.7 million compared to $211.5 million in the quarter ended March 31, 2012. The increase in revenues was due to increases in demand for products and services, particularly from Fortune 100 customers.

Total costs and expenses.  Total costs and expenses were $215.1 million compared to $203.6 million in the same quarter last year, an increase of 5.7%. The increase in costs and expenses was due to increases in cost of sales, product and services, which was consistent with the increase in sales of product and services.

Gross margin on sales of product and services increased 210 basis points to 19.7% for the quarter ended March 31, 2013, from 17.6% for the same quarter last year, which was primarily due to changes in product mix and improved pricing as we were involved in more advanced integration projects.  Gross margin improved 220 basis points sequentially from 17.5%, which was also impacted by higher sales of ePlus professional services and increased sales of third-party software assurance, maintenance and services, which were presented on a net basis.

The increase in costs and expenses was also attributable to increases in personnel, as we had 835 employees in the technology segment as of March 31, 2013, an increase of 58, or 7.5%, from March 31, 2012. Most of the increase relates to investments in sales and support personnel in order to expand our geographical presence and solutions offerings.

Segment earnings.  Segment earnings increased 34.2% to $10.6 million for the quarter.

Financing Segment

The results of operations for the financing segment for the three months ended March 31, 2013 and 2012 were as follows (in thousands):

Quarter Ended March 31,
	2013	2012	Change
Financing revenue	$10,561	$7,132	$3,429	48.1%
Fee and other income	40	382	(342)	(89.5%)
Total revenues	10,601	7,514	3,087	41.1%

Direct lease costs	3,254	2,089	1,165	55.8%
Professional and other fees	1,947	357	1,590	445.4%
Salaries and benefits	2,534	2,573	(39)	(1.5%)
General and administrative expenses	279	3,085	(2,806)	(91.0%)
Interest and financing costs	481	330	151	45.8%
Total costs and expenses	8,495	8,434	61	0.7%

Segment earnings	$2,106	($920)	3,026	328.9%

Total revenues.  Total revenues increased 41.1% to $10.6 million compared to $7.5 million in the quarter ended March 31, 2012. The increase in revenues was primarily the result of higher net gains on sales of financial assets, higher portfolio revenue and higher post contract earnings related to the early termination of certain lease agreements.

Total costs and expenses.  Total costs and expenses were $8.5 million, which was consistent with the quarter ended March 31, 2012.  General and administrative expenses were lower than the previous year due to lower reserves for credit losses.  Offsetting this were increases in direct lease costs due to an increase in depreciation expense for operating leases and an increase in the amortization of initial direct costs due to the sale of certain financial assets in the quarter.  In addition, professional and other fees increased due to higher broker fees associated with the sale of certain financial assets.

Segment earnings.  Segment earnings were $2.1 million compared to pre-tax loss of $0.9 million for the same quarter prior year.

Results of Operations – Year Ended March 31, 2013

Technology Segment

The results of operations for our technology segment for the years ended March 31, 2013 and 2012 were as follows (in thousands):
	Year Ended March 31,

	2013	2012	Change
Sales of product and services	$936,228	$784,951	$151,277	19.3%
Fee and other income	6,949	7,455	(506)	(6.8%)
Total revenues	943,177	792,406	150,771	19.0%

Cost of sales, product and services	767,447	645,558	121,889	18.9%
Professional and other fees	9,638	10,283	(645)	(6.3%)
Salaries and benefits	100,447	88,321	12,126	13.7%
General and administrative expenses	19,028	16,627	2,401	14.4%
Interest and financing costs	89	93	(4)	(4.3%)
Total costs and expenses	896,649	760,882	135,767	17.8%

Segment earnings	$46,528	$31,524	$15,004	47.6%

Gross margin, product and services	18.0%	17.8%

Total revenue. Total revenues for the year ended March 31, 2013 increased by $150.8 million, or 19.0%, to $943.2 million due to increases in demand for products and services, particularly from Fortune 100 customers. We believe that our growth outpaced the overall industry due to a gain in market share as we captured additional customer spend, and focused on faster growing segments within the market, such as virtualization, collaboration, and security. In addition, we added new customers as a result of our own organic sales and marketing efforts and increased vendor referrals.

Total costs and expenses. Total costs and expenses for the year ended March 31, 2013 increased $135.8 million or 17.8%, to $896.6 million due to increases in cost of sales, product and services, salaries and benefits and general and administrative expenses, partially offset by professional and other fees. The increase in cost of sales, product and services was consistent with the increase in sales of product and services. Our gross margin on sales of product and services increased to 18.0% for the year ended March 31, 2013, from 17.8% in the prior year. Our gross margin increased due to an improvement in margins from the sale of products, as well as increases in service revenues, which were offset by a decrease in vendor incentives earned.

Professional and other fees decreased $0.6 million, or 6.3%, to $9.6 million, compared to $10.3 million during the prior year. These decreases were primarily due to lower legal and other fees related to the patent infringement litigation, which were $3.3 million and $6.0 million for the years ended March 31, 2013 and 2012, respectively. These decreases were partially offset by increases in accounting and other professional fees of about $1.8 million.

Salaries and benefits increased $12.1 million or 13.7% to $100.4 million, compared to $88.3 million during the prior year. This increase was driven by increases in the number of employees as well as higher commissions. Our technology segment had 835 employees as of March 31, 2013, an increase of 58 from 777 at March 31, 2012. Most of the increase relates to sales and support personnel. In addition, commissions increased due to the increase in the sales of product and services during the fiscal year ended March 31, 2013.

General and administrative expenses increased $2.4 million, or 14.4%, to $19.0 million during the fiscal year ended March 31, 2013 compared to prior year, due to the higher travel and other expenses associated with the increase in sales and support personnel, higher rent and amortization expenses related to acquisitions.

Segment earnings. As a result of the foregoing, segment earnings increased $15.0 million, or 47.6%, to $46.5 million for the year ended March 31, 2013.

Financing Segment

The results of operations for our financing segment for the years ended March 31, 2013 and 2012 were as follows (in thousands):

	Year Ended March 31,

	2013	2012	Change
Financing revenue	$38,384	$30,899	$7,485	24.2%
Fee and other income	1,551	2,276	(725)	(31.9%)
Total revenues	39,935	33,175	6,760	20.4%

Direct lease costs	10,892	8,508	2,384	28.0%
Professional and other fees	3,460	1,461	1,999	136.8%
Salaries and benefits	10,516	9,947	569	5.7%
General and administrative expenses	1,071	3,872	(2,801)	(72.3%)
Interest and financing costs	1,779	1,337	442	33.1%
Total costs and expenses	27,718	25,125	2,593	10.3%
Segment earnings	$12,217	$8,050	$4,167	51.8%

Total revenues. Total revenues increased by $6.8 million, or 20.4%, to $39.9 million for the year ended March 31, 2013 due to an increase in financing revenue and partially offset by a reduction in fee and other income revenue. The increase in financing revenues was due to net gains associated with the early termination of certain lease agreements as well as increases in net gains on sales of financing receivables and leased equipment. Our investments in notes and leases decreased as of March 31, 2013 to $122.6 million from $140.3 million in the prior year, which was due to sales of financing receivables during the year.

Total costs and expenses. Total costs and expenses increased $2.6 million, or 10.3% to $27.7 million. Direct lease costs increased $2.4 million, or 28.0%, to $10.9 million mostly due to increases in depreciation expense for equipment under operating leases and increases in amortization of capitalized costs from terminated leases. Professional and other fees increased by $2.0 million or 136.8% due largely to broker fees incurred in connection with the sale of a portion of our lease investment portfolio. Salary and benefits increased by $569 thousand, or 5.7% to $10.5 million due to higher commissions as a result of the increase in revenues during the period. Our financing segment employed 55 people as of March 31, 2013 down slightly from 56 people as of March 31, 2012.

General and administrative expenses decreased $2.8 million for the year ended March 31, 2013, as compared to the prior year, due to lower reserves for credit losses. Our provision for bad debts decreased due to a reserve of $2.9 million recognized in fiscal year 2012 due to a specific customer that declared bankruptcy.

Interest and financing costs increased $442 thousand or 33.1% to $1.8 million during the year ended March 31, 2013, as compared to $1.3 million during the prior year. This increase is primarily due to higher non-recourse note balances and lower interest rates. Non-recourse notes payable increased 52.9% to $40.3 million at March 31, 2013 as compared to $26.3 million at March 31, 2012; this was partially offset by the reduction of $243 thousand in recourse notes payable as of March 31, 2013, compared to $1.7 million in recourse notes payable as of March 31, 2012.

Segment earnings. As a result of the foregoing, segment earnings increased $4.2 million, or 51.8%, to $12.2 million for the year ended March 31, 2013.

Conference Call Information

The Company will host a conference call on Wednesday, June 5, 2013 at 2:00 p.m. Eastern Time to review and discuss the Company’s results for the fourth quarter and fiscal year ended March 31, 2013.  The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320. Passcode 74771300. A live webcast will be available via the Company’s investor relations Web site at http://www.eplus.com/investors.

A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406.  Passcode 74771300.  The replay will be available until June 8, 2013, and the webcast will also remain available for replay via the Company’s investor relations page of its Web site.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, managed and professional services, flexible lease financing, proprietary software, and patented business methods and systems.  Founded in 1990, ePlus has more than 890 associates serving federal, state, municipal, and commercial customers nationally.  The Company is headquartered in Herndon, VA.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlusinc.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-Looking Statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers’ delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	As of March 31, 2013	As of March 31, 2012
ASSETS	(amounts in thousands)

Cash and cash equivalents	$52,720	$33,778
Short-term investments	982	7,396
Accounts receivable—net	192,254	174,599
Notes receivable—net	31,893	24,337
Inventories—net	14,795	23,514
Investment in leases and leased equipment—net	90,710	115,974
Property and equipment—net	2,213	2,086
Deferred costs	10,234	9,391
Other assets	9,107	9,094
Goodwill and other intangible assets	32,964	33,519
TOTAL ASSETS	$437,872	$433,688

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$5,379	$17,268
Accounts payable—trade	31,331	26,719
Accounts payable—floor plan	66,251	85,911
Salaries and commissions payable	12,911	9,500
Deferred revenue	16,970	15,935
Accrued expenses and other liabilities	20,264	24,887
Recourse notes payable	1,484	1,727
Non-recourse notes payable	40,255	26,328
Deferred tax liability	4,795	5,786
Total Liabilities	199,640	214,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 12,899,386 issued and 8,149,706 outstanding at March 31, 2013 and 12,692,224 issued and 7,999,895 outstanding at March 31, 2012	129	127
Additional paid-in capital	99,641	93,545
Treasury stock, at cost, 4,749,680 and 4,692,329 shares, respectively	(67,306)	(65,416)
Retained earnings	205,358	190,906
Accumulated other comprehensive income—foreign currency translation adjustment	410	465
Total Stockholders' Equity	238,232	219,627
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$437,872	$433,688

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012
	(amounts in thousands, except shares and per share data)
Sales of product and services	$223,715	$209,823	$936,228	$784,951
Financing revenue	10,561	7,132	38,384	30,899
Fee and other income	2,036	2,044	8,500	9,731

TOTAL REVENUES	236,312	218,999	983,112	825,581

COSTS AND EXPENSES

Cost of sales, product and services	179,754	172,852	767,447	645,558
Direct lease costs	3,254	2,186	10,892	8,508
	183,008	175,038	778,339	654,066

Professional and other fees	4,780	4,025	13,098	11,744
Salaries and benefits	30,155	25,576	110,963	98,268
General and administrative expenses	5,124	6,985	20,099	20,499
Interest and financing costs	500	366	1,868	1,430
	40,559	36,952	146,028	131,941

TOTAL COSTS AND EXPENSES	223,567	211,990	924,367	786,007

EARNINGS BEFORE PROVISION FOR INCOME TAXES	12,745	7,009	58,745	39,574

PROVISION FOR INCOME TAXES	5,043	3,152	23,915	16,207

NET EARNINGS	$7,702	$3,857	$34,830	$23,367

NET EARNINGS PER COMMON SHARE—BASIC	$0.96	$0.48	$4.37	$2.82
NET EARNINGS PER COMMON SHARE—DILUTED	$0.95	$0.48	$4.32	$2.79

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	7,906,995	7,729,568	7,809,938	8,002,191
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	7,962,961	7,799,311	7,902,871	8,095,192

ePlus inc. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS BY SEGMENT

	Three Months Ended March 31,
	2013		2012
	Technology	Financing	Technology	Financing
	(amounts in thousands)
Sales of product and services	$223,715	$ -	$209,823	$ -
Financing revenue	-	10,561	-	7,132
Fee and other income	1,996	40	1,662	382
TOTAL REVENUE	225,711	10,601	211,485	7,514

Cost of sales, product and services	179,754	-	172,852	-
Direct lease costs	-	3,254	-	2,089
Professional and other fees	2,833	1,947	3,669	357
Salaries and benefits	27,621	2,534	23,003	2,573
General and administrative expenses	4,845	279	3,996	3,085
Interest and financing costs	19	481	36	330
TOTAL COSTS AND EXPENSES	215,072	8,495	203,556	8,434

SEGMENT EARNINGS	$10,639	$2,106	$7,929	($920)

	Twelve Months Ended March 31,
	2013		2012
	Technology	Financing	Technology	Financing
	(amounts in thousands)
Sales of product and services	$936,228	$ -	$784,951	$ -
Financing revenues	-	38,384	-	30,899
Fee and other income	6,949	1,551	7,455	2,276
TOTAL REVENUES	943,177	39,935	792,406	33,175

Cost of sales, product and services	767,447	-	645,558	-
Direct lease costs	-	10,892	-	8,508
Professional and other fees	9,638	3,460	10,283	1,461
Salaries and benefits	100,447	10,516	88,321	9,947
General and administrative expenses	19,028	1,071	16,627	3,872
Interest and financing costs	89	1,779	93	1,337
TOTAL COSTS AND EXPENSES	896,649	27,718	760,882	25,125

SEGMENT EARNINGS	$46,528	$12,217	$31,524	$8,050